 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2014

Intellicheck Mobilisa, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-15465 (Commission File Number)	11-3234779 (IRS Employer Identification No.)

191 Otto Street, Port Townsend, WA 98368

(Address of principal executive offices) (Zip code)

(360) 344-3233

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Executive Officers and Directors:

On September 15, 2014, Intellicheck Mobilisa, Inc. (the “Company”) entered into a Separation and Consulting Agreement with Nelson Ludlow (the “Nelson Ludlow Agreement”), the Company’s President and Chief Executive Officer and member of the Company’s Board of Directors (the “Board”). On September 15, 2014, the Company also entered into a Separation and Consulting Agreement with Bonnie Ludlow (the “Bonnie Ludlow Agreement”), the Company’s Senior Vice President and also a member of the Company’s Board.

Pursuant to the terms of the Nelson Ludlow Agreement, effective as of September 30, 2014, Dr. Ludlow will retire from his position as the Company’s President and Chief Executive Officer and will resign as a member of the Board. Following his retirement on September 30, 2014, Dr. Ludlow has agreed to serve as a consultant to the Company for an initial term of 15 months to provide advice and assistance to the Company’s senior executives and the Board, with a mutual option to extend the consulting period an additional 9 months commencing on January 1, 2016 through September 30, 2016.

The Nelson Ludlow Agreement contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, and confidentiality that apply to Dr. Ludlow during the consulting period. In consideration of such new obligations and restrictions accepted by Dr. Ludlow, the Company will pay Dr. Ludlow a $100,000 separation payment, payable in two equal installments on October 1, 2014, and January 15, 2015. The Nelson Ludlow Agreement also provides for a consulting retainer fee of $20,000 per month during the term described above.

Pursuant to the terms of the Bonnie Ludlow Agreement, effective as of September 30, 2014, Mrs. Ludlow will retire from her position as the Company’s Senior Vice President and will resign as a member of the Board. Following her retirement on September 30, 2014, Mrs. Ludlow has agreed to serve as a consultant to the Company for an initial term of 15 months to provide advice and assistance to the Company’s senior executives, specifically regarding the Company’s government contracting activities, with a mutual option to extend the consulting period an additional 9 months commencing on January 1, 2016 through September 30, 2016.

The Bonnie Ludlow Agreement contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, and confidentiality that apply to Mrs. Ludlow during the consulting period. In consideration of such new obligations and restrictions accepted by Mrs. Ludlow, the Company will pay Mrs. Ludlow a $75,000 separation payment, payable in two equal installments on October 1, 2014, and January 15, 2015. The Bonnie Ludlow Agreement also provides for a consulting retainer fee of $7,500 per month during the term described above.

Appointment of New Chief Executive Officer:

Effective October 1, 2014, the Board of the Company has appointed William H. Roof, PhD, the Company’s current Chief Operating Officer, as its President and Chief Executive Officer. Dr. Roof, aged 60, previously served as the Company’s Senior Vice President and Chief Scientist from May 2009 to April 2011. From April 2011 until August 2014 and prior to re-joining the Company, Dr. Roof served as the Chief Technology Officer of Tech Flow, Inc., a provider of information technology services to the government in business and process analysis, program management, user interaction design, software development, systems O&M and technology support services.

In connection with becoming the Company’s President and Chief Executive Officer, Dr. Roof and the Company have entered into an employment agreement, effective October 1, 2014 (the “Agreement”). The Agreement, which supersedes Dr. Roof’s agreement as Chief Operating Officer, provides for a base salary of $250,000 per year. The Agreement also provides for certain potential annual incentive compensation awards. For the remainder of 2014, Dr. Roof may earn up to a maximum amount of $75,000 based on achievement of goals identified by the Board by November 4, 2014 (with a minimum of $25,000, payable in 2015). For 2015, Dr. Roof may earn up to a maximum combined total value of 50% to 75% of his base salary based on achievement of goals identified by the Board by the first quarter of 2015, which will take the form of a 50/50 split between cash and equity. Dr. Roof will also, on his first day of employment as President and Chief Executive Officer, be granted an option to purchase 60,000 shares of the Corporation’s common stock under the Company’s 2006 Equity Incentive Plan.

The Agreement also provides for certain severance payments in the event Dr. Roof is terminated without cause including pay for twelve (12) months if Dr. Roof is terminated less than 24 months after October 1, 2014, and pay for twenty-four (24) months if Dr. Roof is terminated more than twenty-four (24) months after October 1, 2014, in addition to reimbursement for certain living expenses and relocation advances and expenses in certain situations.

Item 8.01	Other Events.

The Company anticipates issuing a press release regarding the above disclosures on Monday September 22, 2014. The press release will also contain information related to a planned conference call to discuss the above described transitions on Tuesday September 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 19, 2014	INTELLICHECK MOBILISA, INC.

By: /s/ Bill White
Bill White
Chief Financial Officer